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                                                             Exhibit 99.1


[INTEVAC LETTERHEAD]



          INTEVAC ANNOUNCES EXCHANGE OFFER FOR $18 MILLION OF ITS 6.5%
                    CONVERTIBLE SUBORDINATED NOTES DUE 2004


SANTA CLARA, CALIFORNIA, MAY 8, 2002 - Intevac, Inc. (Nasdaq: IVAC), today announced that it is offering to exchange up to $18,000,000 of its 6.5% Convertible Subordinated Notes due 2004 for a combination of cash, warrants and new notes in an offering exempt from the registration requirements of the Securities Act of 1933.


THE EXCHANGE OFFER

Under the exchange offer, for each $5,000 principal amount of its 6.5% Convertible Subordinated Notes due 2004 (the "Existing Notes"), Intevac is offering to exchange the following:

          -    $2,000 in cash,

          - 250 warrants, each warrant to purchase one share of its common stock, no par value, at an exercise price equal to $7.50 per share, expiring on March 1, 2006, and

          - $1,000 principal amount of its new 6.5% Convertible Subordinated Notes due 2009, convertible at $10.00 per share.

The exchange offer is conditioned on at least $9,000,000 principal amount of existing notes being tendered. Members of Intevac's management, who collectively own $2,520,000 of the existing notes, have agreed to tender all their existing notes in the exchange offer.

Intevac will accept up to a maximum of $18,000,000 aggregate principal amount of existing notes under the exchange offer. If more than $18,000,000 aggregate principal amount of the existing notes are submitted under the exchange offer, then the notes will be exchanged pro rata, disregarding fractions, according to the number of existing notes tendered by each holder. The exchange offer is expected to expire at 12:00 midnight, Eastern Time, on June 5, 2002, unless extended or earlier terminated, and to close promptly after such expiration date.

A Schedule TO describing the exchange offer has been filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy and is issued pursuant to Rule 135c under the Securities Act of 1933. The securities offered pursuant to the exchange offer have not been and will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.